EXHIBIT 14.1

CODE OF ETHICS

TRXADE GROUP, INC.

CODE OF ETHICS AND BUSINESS CONDUCT

1.

Introduction.

1.1

 The Board of Directors of Trxade Group, Inc. (the "Company") has adopted this Code of Ethics and Business Conduct (the "Code") in order to:

(a)

promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest;

(b)

promote full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the "SEC") and in other public communications made by the Company;

(c)

promote compliance with applicable governmental laws, rules and regulations;

(d)

promote the protection of Company assets, including corporate opportunities and confidential information;

(e)

promote fair dealing practices;

(f)

deter wrongdoing; and

(g)

ensure accountability for adherence to the Code.

1.2

All directors, officers and employees are required to be familiar with the Code, comply with its provisions and report any suspected violations as described below in Section 10. Reporting and Enforcement.

2.

Honest and Ethical Conduct.

2.1

The Company's policy is to promote high standards of integrity by conducting its affairs honestly and ethically.

2.2

Each director, officer and employee must act with integrity and observe the highest ethical standards of business conduct in his or her dealings with the Company's customers, suppliers, partners, service providers, competitors, employees and anyone else with whom he or she has contact in the course of performing his or her job.

3.

Conflicts of Interest.

3.1

A conflict of interest occurs when an individual's private interest (or the interest of a member of his or her family) interferes, or even appears to interfere, with the interests of the Company as a whole. A conflict of interest can arise when an employee, officer or director (or a member of his or her family) takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively. Conflicts of interest also arise when an employee, officer or director (or a member of his or her family) receives improper personal benefits as a result of his or her position in the Company.

3.2

Loans by the Company to, or guarantees by the Company of obligations of, employees or their family members are of special concern and could constitute improper personal benefits to the recipients of such loans or guarantees, depending on the facts and circumstances. Loans by the Company to, or guarantees by the Company of obligations of, any director or executive officer or their family members are expressly prohibited.

3.3

Whether or not a conflict of interest exists or will exist can be unclear. Conflicts of interest should be avoided unless specifically authorized as described in Section 3.1.

3.1

Persons other than directors and executive officers who have questions about a potential conflict of interest or who become aware of an actual or potential conflict should discuss the matter with, and seek a determination and prior authorization or approval from, their supervisor or the Chief Compliance Officer. A supervisor may not authorize or approve conflict of interest matters or make determinations as to whether a problematic conflict of interest exists without first providing the Chief Compliance Officer with a written description of the activity and seeking the Chief Compliance Officer's written approval. If the supervisor is himself involved in the potential or actual conflict, the matter should instead be discussed directly with the Chief Compliance Officer.

Directors and executive officers must seek determinations and prior authorizations or approvals of potential conflicts of interest exclusively from the Audit Committee.

4.

Compliance with Laws and Regulations. Each employee, officer and director has an obligation to comply with all laws, rules and regulations applicable to the Company’s operations. These include, without limitation, laws covering bribery and kickbacks, the development, testing, approval, manufacture, marketing and sale of our products and product candidates, copyrights, trademarks and trade secrets, information privacy, insider trading, illegal political contributions, antitrust prohibitions, foreign corrupt practices, offering or receiving gratuities, environmental hazards, employment discrimination or harassment, occupational health and safety, false or misleading financial information and misuse of corporate assets. Some of these laws and regulations are briefly described below.  Although not all employees, officers and directors are expected to know the details of all applicable laws, rules and regulations, it is important to know enough to determine when to seek advice from appropriate personnel. Questions about compliance should be addressed to the Chief Compliance Officer.

4.1

The Company’s pharmaceutical shipments, warehousing and some of its operations are subject to regulation by the U.S. Food and Drug Administration (the “FDA”) under the FDA’s Guidelines for State Licensing of Wholesale Prescription Drug Distributors (21 CFR 205), in addition to state regulations.  Violation of these laws and regulations can result in civil and criminal penalties, adverse publicity for the Company, total or partial suspension of production of the Company’s operations, and disciplinary action by the Company against the responsible individuals, up to and including termination of employment.

4.2

Interactions with the Government. The Company may conduct business with the U.S. government, state and local governments and the governments of other countries. The Company is committed to conducting its business with all governments and their representatives with the highest standards of business ethics and in compliance with all applicable laws and regulations, including the special requirements that apply to communications with governmental bodies that may have regulatory authority over the Company's products and operations, such as government contracts and government transactions.

4.3

Political Contributions. The Company encourages its employees, officers and directors to participate in the political process as individuals and on their own time. However, federal and state contribution and lobbying laws severely limit the contributions the Company can make to political parties or candidates. It is Company policy that Company funds or assets not be used to make a political contribution to any political party or candidate, unless prior approval has been given by our Chief Compliance Officer.

4.4

Antitrust Laws. Antitrust laws of the United States and other countries are designed to protect consumers and competitors against unfair business practices and to promote and preserve competition. The Company's policy is to compete vigorously and ethically while complying with all antitrust, monopoly, competition or cartel laws in all countries, states or localities in which the Company conducts business. Violations of antitrust laws may result in severe penalties against the Company and its employees, including potentially substantial fines and criminal sanctions.

4.5

Insider Trading Laws. Consistent with the Company’s Insider Trading Compliance Program which has been separately circulated to all employees, officers and directors, the Company’s employees, officers and directors are prohibited from trading in the stock or other securities of the Company while in possession of material nonpublic information about the Company. In addition, Company employees, officers and directors are prohibited from recommending, “tipping” or suggesting that anyone else buy or sell the Company’s stock or other securities on the basis of material non-public information. Employees, officers and directors who obtain material non-public information about another company in the course of their duties are prohibited from trading in the stock or securities of the other company while in possession of such information or “tipping” others to trade on the basis of such information. Violation of insider trading laws can result in severe fines and criminal penalties, as well as disciplinary action by the Company, up to and including termination of employment.

4.6

The Foreign Corrupt Practices Act. The Foreign Corrupt Practices Act (the “FCPA”) prohibits the Company and its employees, directors and agents from offering or giving money or any other item of value to win or retain business or to influence any act or decision of any government official, political party, candidate for political office or official of a public international organization. This prohibition also extends to payments to a sales representative or agent if there is reason to believe that the payment will be used indirectly for a prohibited payment to foreign officials. Violation of the FCPA is a crime that can result in severe fines and criminal penalties, as well as disciplinary action by the Company, up to and including termination of employment.

5.

Disclosure.

5.1

As a public company, the Company is subject to various securities laws, regulations and reporting obligations. Both federal law and the Company's policies require the disclosure of accurate and complete information regarding the Company’s business, financial condition and results of operations. Inaccurate, incomplete or untimely reporting will not be tolerated and can severely damage the Company and result in legal liability.

5.2

Each director, officer and employee who contributes in any way to the preparation or verification of the Company's financial statements and other financial information must ensure that the Company's books, records and accounts are accurately maintained. Each director, officer and employee must cooperate fully with the Company's accounting and internal audit departments, as well as the Company's independent public accountants and counsel.

5.3

Each director, officer and employee who is involved in the Company's disclosure process must:

(a)

be familiar with and comply with the Company's disclosure controls and procedures and its internal control over financial reporting; and

(b)

take all necessary steps to ensure that all filings with the SEC and all other public communications about the financial and business condition of the Company provide full, fair, accurate, timely and understandable disclosure.

6.

Protection and Proper Use of Company Assets.

6.1

All directors, officers and employees should protect the Company's assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company's profitability and are prohibited.

6.2

All Company assets should be used only for legitimate business purposes. Any suspected incident of fraud or theft should be reported for investigation immediately.

6.3

The obligation to protect Company assets includes the Company's proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business and marketing plans, engineering and manufacturing ideas, designs, databases, records and any non-public financial data or reports. Unauthorized use or distribution of this information is prohibited and could also be illegal and result in civil or criminal penalties.

7.

Corporate Opportunities. All directors, officers and employees owe a duty to the Company to advance its interests when the opportunity arises. Directors, officers and employees are prohibited from taking for themselves personally (or for the benefit of friends or family members) opportunities that are discovered through the use of Company assets, property, information or position.  Directors, officers and employees may not use Company assets, property, information or position for personal gain (including gain of friends or family members). In addition, no director, officer or employee may compete with the Company.

8.

Confidentiality. Directors, officers and employees should maintain the confidentiality of information entrusted to them by the Company or by its customers, suppliers, licensors, licensees, collaborators or partners, except when disclosure is expressly authorized or legally required. Confidential information includes all non-public information (regardless of its source) that might be of use to the Company's competitors or harmful to the Company or its customers, suppliers, licensors, licensees, collaborators or partners if disclosed. Any questions or concerns regarding whether disclosure of Company information is legally mandated should be promptly referred to the Company’s Chief Compliance Officer.

9.

Fair Dealing. Each director, officer and employee must deal fairly with the Company's customers, suppliers, partners, service providers, competitors, employees and anyone else with whom he or she has contact in the course of performing his or her job. No director, officer or employee may take unfair advantage of anyone through manipulation, concealment, abuse or privileged information, misrepresentation of facts or any other unfair dealing practice.

10.

Reporting and Enforcement.

10.1

Reporting and Investigation of Violations.

(a)

Actions prohibited by this code involving directors or executive officers must be reported to the Audit Committee.

(b)

Actions prohibited by this code involving any other person must be reported to the reporting person's supervisor or the Chief Compliance Officer.

(c)

After receiving a report of an alleged prohibited action, the Audit Committee, the relevant supervisor or the Chief Compliance Officer must promptly take all appropriate actions necessary to investigate.

(d)

All directors, officers and employees are expected to cooperate in any internal investigation of misconduct.

10.2

Enforcement.

(a)

The Company must ensure prompt and consistent action against violations of this Code.

(b)

If, after investigating a report of an alleged prohibited action by a director or executive officer, the Audit Committee determines that a violation of this Code has occurred, the Audit Committee will report such determination to the Board of Directors.

(c)

If, after investigating a report of an alleged prohibited action by any other person, the relevant supervisor or the Chief Compliance Officer determines that a violation of this Code has occurred, the supervisor or the Chief Compliance Officer will report such determination to the Board of Directors.

(d)

Upon receipt of a determination that there has been a violation of this Code, the Board of Directors will take such preventative or disciplinary action as it deems appropriate, including, but not limited to, reassignment, demotion, dismissal and, in the event of criminal conduct or other serious violations of the law, notification of appropriate governmental authorities.

10.3

Waivers.

(a)

Each of the Board of Directors (in the case of a violation by a director or executive officer) and the Chief Compliance Officer (in the case of a violation by any other person) may, in its discretion, waive any violation of this Code.

(b)

Any waiver for a director or an executive officer shall be disclosed as required by SEC and NASDAQ rules.

10.4

Prohibition on Retaliation.

The Company does not tolerate acts of retaliation against any director, officer or employee who makes a good faith report of known or suspected acts of misconduct or other violations of this Code.

ACKNOWLEDGMENT OF RECEIPT AND REVIEW

To be signed and returned to the Chief Compliance Officer.

I, _______________________, acknowledge that I have received and read a copy of the Trxade Group Code of Ethics and Business Conduct. I understand the contents of the Code and I agree to comply with the policies and procedures set out in the Code.

I understand that I should approach the Chief Compliance Officer if I have any questions about the Code generally or any questions about reporting a suspected conflict of interest or other violation of the Code.

________________________ [NAME] ________________________ [PRINTED NAME] ________________________ [DATE]